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                                                FILED PURSUANT TO RULE 424(b)(2)
                                                  SEC REGISTRATION NO. 333-58816


                             PROSPECTUS SUPPLEMENT
                       (To Prospectus Dated May 4, 2001)



                          IRVINE SENSORS CORPORATION



                       2,461,538 Shares of Common Stock
                                      and
                              2,461,538 Warrants


     This is an offering of 2,461,538 shares of our common stock and 2,461,538 warrants to purchase one additional share of Common Stock. The warrants will be exercisable for four years, beginning one year from the date of this supplement, at an exercise price of $1.35 per share. Our common stock is traded on the Nasdaq SmallCap Market under the symbol IRSN. On June 4, 2001, the closing price of our common stock was $0.82. You should read this prospectus supplement and the related prospectus carefully before you invest.

                                 ____________

Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 13 of our prospectus dated May 4, 2001.

                                 ____________

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
     COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



            The date of this prospectus supplement is June 5, 2001.

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                               _________________

                               TABLE OF CONTENTS
                               _________________


                                                                            Page
                                                                            ----
Use of Proceeds...........................................................   S-2
Market for Our Common Stock...............................................   S-2
Description of Securities.................................................   S-2
Plan of Distribution......................................................   S-3
Forward Looking Statements................................................   S-3

                                  ___________


                                USE OF PROCEEDS

     The net proceeds to use from this offering will be approximately $1,520,000. We plan to use the net proceeds for working capital and general corporate purposes. If all of the warrants are exercised before they expire, which is an eventuality we cannot control, the warrant exercises would provide approximately $3,323,076 in additional proceeds. We will use any such additional proceeds as working capital. However, the warrants cannot be exercised until at least June 5, 2002, and there are no commitments or understandings with the investors regarding any future exercise of the warrants. As a result, we may receive no additional proceeds at all as a result of issuing these warrants and in any event, we will not receive any proceeds for at least one year from the date of this supplement.


                          MARKET FOR OUR COMMON STOCK

     On June 4, 2001, the closing price of our common stock, as traded on the Nasdaq SmallCap Market was $0.82. As of such date, we had outstanding a total of 51,017,071 shares of common stock issued and outstanding.


                           DESCRIPTION OF SECURITIES

     The warrants we are issuing to the investors in this offering will be exercisable for four years, beginning on June 5, 2002. The exercise price is $1.35 per share, subject to adjustment for stock splits, reverse stock splits and other similar events of recapitalization. We cannot redeem the warrants prior to their expiration in order induce exercise.

     The details of our common stock is contained in the prospectus dated May 4, 2001.

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                             PLAN OF DISTRIBUTION

     We are offering 2,461,538 shares of our common stock and 2,461,538 warrants to purchase one additional share of common stock under this prospectus supplement for an aggregate purchase price of $1,599,999.70. In this supplement, we sometimes refer collectively to the common stock and warrants as the "securities." Upon the sale of these securities, we will pay a finder's fee of $80,000 to Atlas Capital Services, Inc. We will also issue to Atlas Capital a five-year warrant to purchase an amount of common stock and warrants equal to five percent of the securities sold in this offering. Accordingly, the warrant will represent the right to purchase 123,077 units consisting of one share of common stock and one warrant, exercisable at a price of $1.35 per unit. The underlying warrant is identical to the warrants being issued to the investors. We will not pay any other compensation in connection with this sale of the securities. We have agreed to indemnify Atlas Capital against liabilities under the Securities Act of 1933.


                          FORWARD LOOKING STATEMENTS

     Some of the information in the May 4, 2001 prospectus and this prospectus supplement may be deemed forward-looking statements which involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these or similar words carefully because they (1) discuss our expectations about our future performance; (2) contain projections of our future operating results or of our future financial condition; (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors discussed in "Risk Factors," which can be found beginning on page 13 of the May 4, 2001 prospectus, as well as any cautionary language in that prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You will find additional risks described from time to time in our filings with the SEC. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could have a material and adverse effect on our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements.

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